                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 16, 2001, by and between Scott Fehrenbacher, who resides at 3188 Kinross Circle, Oak Hill, VA 20171 ("Employee") and Crosswalk.com, Inc., a Delaware business corporation with its principal place of business at 4100 Lafayette Center Dr., Suite 110, Chantilly, VA 20151 ("Crosswalk"), each a "party" and collectively the "parties." In consideration of the employment of Employee by Crosswalk, Crosswalk and Employee hereby agree as follows:

1. Employment, Complete Agreement, and Modification. Crosswalk agrees to employ Employee and Employee agrees to be employed by Crosswalk on the terms and conditions set forth herein. This Agreement supersedes all previous representations, either written or oral, between the parties. No provision of this Agreement may be modified except by a writing signed by both parties.

2. Position. Subject to the Bylaws of Crosswalk and to the direction of the Board of Directors of Crosswalk (the "Board"), Employee shall serve as Chief Executive Officer and President ("CEO") of Crosswalk, performing such duties and carrying out such responsibilities as are normally related to the position of CEO in accordance with industry standards, and in such additional management position(s) as the Board may designate. As a bona fide occupational qualification for this position, Employee will subscribe to the Statement of Faith as stated in Article XIII, Section 2 of the Bylaws of Crosswalk. The Board shall either vote, or recommend to the shareholders of Crosswalk, as appropriate, that during the Term of this Agreement, (2.1) Employee be nominated for election as a director at each meeting of shareholders held for the election of directors; and (2.2) Crosswalk shall not confer on any other officer or employee authority, responsibility, powers, or prerogatives superior or equal to the authority, responsibility, prerogatives, and powers vested in Employee under this Agreement.

3. Compensation. During the Term of this Agreement, Crosswalk shall pay to Employee for all his services a base salary in periodic installments in accordance with Crosswalk's usual practice for its similarly situated employees, at an annual rate of $127,000 and retroactive to January 10, 2001.

4. Incentive Compensation. In addition to the compensation provided in Section 3, Employee shall be entitled to receive payments under Crosswalk's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Board to be appropriate. For the year 2001, Employee will be paid a cash incentive of $10,000 within thirty days of the end of each fiscal quarter, if Crosswalk's net loss before interest and taxes, as reviewed by independent audit, is equal to or better than the quarterly 2001 budgeted net loss before interest and taxes approved by the Board, as indicated in Attachment "B". Any incentive compensation which is not deductible, in the opinion of Crosswalk's counsel, under Section 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted.

5. Stock Options. In accordance with the provisions of Crosswalk's 1998 Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, Crosswalk hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, options to acquire shares of Crosswalk's outstanding common stock ("Option Stock") in the amount and per the vesting schedule as indicated in Attachment "A". The exercise price for all such options shall be $0.9688, the market price of Crosswalk's common stock on the NASDAQ stock exchange at the close of trading on January 10, 2001. All options offered herein shall expire January 10, 2011. In the event of termination of this Agreement, Employee has the right to retain only those options that have vested prior to the effective date of such termination, until their natural expiration. All unvested options, warrants, and similar rights shall remain the property of Crosswalk.

6.  Benefits. During the Term of this Agreement:

    6.1. Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to Employee and Crosswalk.

    6.2.Crosswalk shall provide paid accident and health insurance for Employee and his family comparable to that Crosswalk provides for other Crosswalk employees and their families.

    6.3. Crosswalk shall obtain at its expense (subject to Employee's insurability) an insurance policy on the life of Employee, adjusted at policy anniversary date, subject to the last sentence of this Section 6.3, in the minimum face amount of Employee's current annual base salary. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and Crosswalk shall not retain any benefit therein.

    6.4. Employee shall be entitled to sick leave benefits in accordance with the customary policies of Crosswalk for its executive officers, but in no event less than one (1) week per year. In the event of Employee's Disability, Crosswalk shall provide disability insurance that shall provide for the payment of Employee's annualized salary at the time of the Disability, for a period of not less than one (1) year from the date of Disability. For purposes of this Agreement, "Disability" shall mean a written determination by a physician mutually agreeable to Crosswalk and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of CEO under this Agreement and that such disability has continued for ninety (90) days and can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

    6.5. In addition to the vacation provided pursuant to Section 6.1 hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days consistent with Crosswalk's employment policies.

    6.6. Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Crosswalk or the Board for similarly situated employees of Crosswalk) in performing services hereunder.

    6.7. Employee shall be eligible to participate in benefits not inconsistent or duplicative of those set forth in this Section 6 as Crosswalk shall establish or maintain for its employees or executives generally. Employee shall be solely responsible for any applicable income taxes relating to benefits provided under this Section 6.

7. Term and Termination. The Term of this Agreement shall begin on the date of execution stated above and shall continue until this Agreement is terminated by either party as provided herein. Either party may terminate this Agreement and Employee's employment hereunder at any time, with or without cause, upon thirty (30) days prior written notice of termination to the other party.




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8. Severance. Upon termination of his employment with Crosswalk, and execution of a termination agreement, Employee shall continue to receive as severance his current base salary and such benefits as are provided under Sections 6.2 and 6.3 for an additional six (6) months.

9. Protective Covenant. During the period of his employment by Crosswalk, Employee shall: (9.1) to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for Crosswalk and its subsidiaries and affiliates; and (9.2) not acquire, assume, or participate in, directly or indirectly, any position, investment, action or interest adverse or antagonistic to Crosswalk, its business or prospects, financial or otherwise.

10. Conciliation. The parties agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation, 1537 Avenue D, Suite 352, Billings, MT 59102. Judgment upon an arbitration decision may be entered in any court otherwise having jurisdiction. These methods shall be the sole remedy for any controversy or claim arising out of this Agreement and the parties expressly waive their respective right to file a lawsuit in any civil court against one another for such disputes, except to enforce an arbitration decision. The parties agree that any claim or dispute hereunder shall expire if not brought within one (1) year of arising. Any claim or dispute arising from or related to the Noncompetition and Proprietary Information Agreement between Crosswalk and Employee, or any subsequent noncompetition, nonsolicitation, confidentiality, and/or proprietary information agreement or covenant between Crosswalk and Employee, shall not be subject to this Section 10.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Virginia without regard to principles of conflict of laws.

12. Severability. Should any provision or clause of this Agreement be held to be void, invalid, or unenforceable, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

13. Assignment. This Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of Crosswalk, but, except as to any such successor of Crosswalk, neither this Agreement nor any rights or benefits hereunder may be assigned by either party without the prior written consent of the other party. This assignment includes the property of existing stock options held by Employee at the time this contract is executed.

14. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or send by prepaid express delivery service, to the party to receive such notice at its address set forth at the beginning of this Agreement or at such other address as a party may be notice specify to the other.

15. No Conflicting Obligations. Each party represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way violate, interfere, or conflict with the performance to be rendered under this Agreement.


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16. Agreement Read, Understood, and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the Interests of Crosswalk.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

SCOTT FEHRENBACHER                                    CROSSWALK.COM, INC.



 /s/ Scott Fehrenbacher                                 /s/ James G. Buick
-----------------------                               ----------------------
Scott Fehrenbacher                                    James G. Buick
("Employee")                                          Chairman of the Board


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                                 ATTACHMENT A
                           TO EMPLOYMENT AGREEMENT
                                   BETWEEN
                             CROSSWALK.COM, INC.
                            AND SCOTT FEHRENBACHER


VESTING OF STOCK OPTIONS
------------------------

Stock Options Vesting Criteria:                                              Options Vesting
------------------------------                                               ---------------

-       January 10, 2001                                                        50,000

-       One year anniversary of the execution of this Employment Agreement      25,000

-       Two year anniversary of the execution of this Employment Agreement      25,000


Total Options  100,000


The exercise price for all such options shall be $0.9688, the market price of Crosswalk's common stock on the NASDAQ stock exchange at the close of trading on January 10, 2001. All options offered herein shall expire January 10, 2011. In the event of termination of this Agreement, Employee has the right to retain only those options that have vested prior to the effective date of such termination, until their natural expiration. All unvested options, warrants, and similar rights shall remain the property of Crosswalk.

                                 ATTACHMENT B
                           TO EMPLOYMENT AGREEMENT
                                   BETWEEN
                             CROSSWALK.COM, INC.
                            AND SCOTT FEHRENBACHER

2001 INCENTIVE COMPENSATION
---------------------------

Incentive Plan Earnout Criteria:                                                   Cash Incentive
-------------------------------                                                    --------------

-       First Quarter 2001 Net Income Before Interest and Taxes Budget                 $10,000

-       Second Quarter 2001 Net Income Before Interest and Taxes Budget                $10,000

-       Third Quarter 2001 Net Income Before Interest and Taxes Budget                 $10,000

-       Fourth Quarter 2001 Net Income Before Interest and Taxes Budget                $10,000


Total Cash Incentive  $40,000


Employee will be paid earned cash incentive within thirty days of the end of each fiscal quarter, if Crosswalk's net loss before interest and taxes, as reviewed by independent audit, is equal to or better than the budgeted quarterly 2001 net loss before interest and taxes, as approved by the Board, and set forth herein.